SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

The North Carolina Capital Management Trust
(Name of Registrant as Specified In Its Charter)

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[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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The North Carolina Capital Management Trust

Announcement of Upcoming Proxy Vote!

  The Board of Trustees of The North Carolina Capital Management Trust will be asking you, as a shareholder, to vote on the conversion of the Cash Portfolio to a government money market fund at a special meeting of the shareholders of the trust to be held on October 22, 2015.
  Proxy statements for each account will be mailed during the last week of August and you should receive them shortly thereafter.
  Please take the time to vote on this important matter. You will be able to vote by internet, phone or mail.
  If you have questions regarding this vote, please call:

The North Carolina Capital Management Trust at 1-800-222-3232.

An investment in the Cash Portfolio is not insured or guaranteed by the FDIC or any other government agency. Although the Cash Portfolio seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Cash Portfolio.

Please read the proxy statement when it is available because it contains important information. You may get a copy of the proxy statement and an overview of the proposals to be voted upon at the shareholder meeting, when available in August, for free from the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database on the U.S. Securities and Exchange Commission's web site (http://www.sec.gov) or by contacting the trust at 1-800-222-3232.

The North Carolina Capital Management Trust is managed by Fidelity Management & Research Company and distributed by Capital Management of the Carolinas, L.L.C.

For Institutional Investor Use only.

Fidelity Investments Institutional Services Company, Inc., 500 Salem Street, Smithfield, RI 02917

Before investing, consider the funds' investment objectives, risks, charges, and expenses. Contact Fidelity or visit advisor.fidelity.com for a prospectus or, if available, a summary prospectus containing this information. Read it carefully.

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